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                             [DELOITTE & TOUCHE LLP LETTERHEAD]

LETTER REGARDING CHANGE IN INDEPENDENT ACCOUNTANTS

Exhibit 16.1

March 6, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read the fist paragraph under the heading "Change in Independent Accountants" included in Amendment No. 2 to Registration Statement
No. 333-96049 of Drub Abuse Sciences, Inc. on Form S-1, which is expected to be filed with the Securities and Exchange Commission on or about March 7, 2000, and are in agreement with the comments contained therein.


Yours truly,

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP


CC: Ms. Elizabeth M. Gretham, Chief Financial Officer